Exhibit 99.6
Trinity Industries, Inc.
Earnings Release Conference Call – Q4 2018
Comments of Brian D. Madison
President, Trinity Industries Leasing Company
February 21, 2019
Thank you, Eric, and good morning everyone . . . it is great to be on today’s call!
Before beginning, given the new company profile post spin-off and increased focus on leasing, I thought it would be helpful to share a few of the terms and their meaning that we will use in our discussion today:

•	“Wholly Owned” references the portfolio of leased railcars that are entirely owned by TrinityRail.

•	“Partially Owned” references the portfolio of leased railcars we own in participation with an institutional lender.

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“Managed” is the term we use for the portfolio of railcars owned by institutional investors for whom TrinityRail provides turnkey services. Leveraging our operating capabilities enables them to receive the economic benefits of a full service operating lease while foregoing the significant infrastructure investment that would be required to be a premier service provider. TrinityRail receives fee income in return for providing these services.

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“Renewals” are leases that, upon reaching the end of their term, remain in service with the prior lessee at a newly negotiated lease rate reflective of the prevailing market at the time of the renewal.

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“Assignments” refers to leases that, upon reaching the end of their term, result in the return of the railcars to TrinityRail and placement with another customer on a new lease at the then prevailing market rate.

•	“Originations” are newly manufactured TrinityRail railcars with an attached lease

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The term “Secondary Market” denotes an alternative sourcing channel for leased assets made available for purchase by other railcar owners. Examples of other railcar owners would be other leasing companies, banks, institutional investors, industrial shippers, railroads, and so on

Hopefully, defining these terms will provide some added clarity to my commentary today!
Jumping in, let me start off by saying that TrinityRail Leasing and Management Services made significant progress during 2018 in our pursuit of transformative growth of our railcar lease fleet. During 2018 we added more than 10,000 railcars to the Wholly Owned and Partially Owned fleet resulting in a growth rate of 12%. Our fleet now totals more than 120,000 leased railcars that are Owned, Partially Owned or Managed by TrinityRail. Clearly, the power of sourcing new railcars from our Rail Products business is a significant factor in the overall value provided by the integrated rail platform. At the same time, we added the highest number of railcars ever to our Wholly Owned fleet through secondary market purchases. As a result of these activities, the combined book value of railcar assets on the leasing company’s Wholly and Partially Owned balance sheet, net of depreciation, grew from just under $6 billion as of the beginning of 2018 to $6.8 billion as of the beginning of 2019 - an increase of $829 million or 14%.
Over the course of 2018, the Leasing Company implemented a number of strategic initiatives designed to prepare and scale the business for transformative growth. As a leasing organization, it is incumbent upon us to be strong stewards of our capital and the railcar assets we oversee. With our broad market view across the entire railcar equipment industry, TrinityRail is well-positioned to be a prudent and opportunistic buyer of railcars in the secondary market. I am extremely pleased with the high quality, well executed integration plans the team implemented to seamlessly onboard the new customers and the railcar assets acquired.

Other Leasing strategic initiatives center around the economics of the business - improving our returns, driving lease rates higher through value-added services and pricing methodologies, and our continued focus on the customer experience with the goal of deepening relationships to increase retention rates. I am extremely pleased with the team’s efforts in all of these areas. Most notably, we have implemented a proprietary customer feedback program to help ensure TrinityRail’s service levels are best-in-class. And, of course, we continue to innovate and make strides in our ability to leverage new technology and drive continuous improvement through numerous projects across every area of our business - from quoting and managing orders on through to railcar maintenance and regulatory compliance. We also made significant advancements in our ability to service our customers by leveraging technology - providing meaningful access to fleet and railcar data to help enable the optimization of their business.
While our team is solidifying its reputation with their customers daily as premier servicers of railcar assets, I am particularly pleased with the work of our superior Portfolio Management team to effectively manage risk exposure by commodity, end market, railcar type, and customer concentration.
The railcars in the Wholly Owned, Partially Owned and Managed fleets are diversified across the five end markets we highlighted at the Investor Day - and we transport over 900 different commodities carried in 270 different types of railcars. As a next step to adding greater transparency, you will see new diversification charts across the five defined commercial end markets in the 10-K report that the company will file today. We anticipate providing further detail on various lease fleet statistics in the company’s new investor presentation that will be forthcoming.
As we look to projections for 2019, we see about 13% of the Wholly Owned and Partially Owned leased railcar portfolio scheduled to be renewed or assigned. This implies approximately 1/7th of our portfolio rolls over each year and is consistent with the average remaining lease term of 3.5 years at the end of 2018. During 2018, our team achieved a renewal success rate of 75%, reflecting the strength of railcar demand and our ability to meet customer needs. Most of the railcars that did not renew were assigned to other customers on new leases resulting in a 98.5% utilization rate at year end. Lease rates for most end markets have continued to improve for both new railcar originations and remarketed railcars. As a result, our forecast for 2019 reflects a modest increase in the average lease rate across the Owned and Partially Owned portfolio. While this increase will positively impact the financial forecast for the year, the expected growth in total segment revenue and profit is primarily attributable to additions to the lease fleet.
At the beginning of 2019, Leasing held orders with firm lease contract commitments for approximately $1.6 billion of new railcar assets. This is almost double the $829 million backlog of firm lease contract commitments at the beginning of 2018. This growth continues on the path that TrinityRail maintained through 2018 and aligns with the transformative growth objective that the company has shared with investors. Trinity Owns, Partially Owns or Manages approximately 120,000 of the 1.7 million railcars in North America. This leaves a huge market that we have yet to tap into whether it is as an owner or a servicer of those railcars. Given this opportunity, and the initiatives underway, TrinityRail is well-positioned via the integrated platform for new opportunities to significantly grow and scale the leasing business.
I will now turn it over to Paul Mauer for his remarks.